Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AutoNation, Inc.:

We consent to the use of our reports dated February 8, 2017, with respect to the consolidated balance sheets of AutoNation, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

Our report dated February 8, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states AutoNation, Inc. acquired two stores and one collision center in the fourth quarter of 2016, and management excluded from its assessment of the effectiveness of AutoNation, Inc.’s internal control over financial reporting as of December 31, 2016, the two stores and one collision center, which has less than 0.6% of total assets and less than 0.4% of total revenue included in the consolidated financial statements of AutoNation, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of AutoNation, Inc. also excluded an evaluation of the internal control over financial reporting of the two stores and one collision center.

/s/ KPMG LLP

August 2, 2017

Fort Lauderdale, Florida

Certified Public Accountants